EXHIBIT 23.6

CONSENT - JDS ENERGY & MINING INC.

In connection with the International Tower Hill Mines Ltd. Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on August 10, 2023, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), the undersigned consents to:

(i)

the incorporation by reference of Section 12.3.3.1, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the technical report summary titled “Pre-feasibility Study of the Livengood Gold Project, Alaska, USA”, with an effective date of October 29, 2021 (the “TRS”), in the Registration Statement;

(ii)

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with Section 12.3.3.1, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the TRS, in connection with the Registration Statement; and

(iii)

any extracts or summaries of Section 12.3.3.1, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the TRS incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the Section 12.3.3.1, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is incorporated by reference in the Registration Statement.

Dated: August 10, 2023
By:	/s/ JDS Energy & Mining Inc.
Name:	JDS Energy & Mining Inc.